EXHIBIT 10.12

                            ENDORSEMENT AGREEMENT

      THIS ENDORSEMENT AGREEMENT (this "Agreement"), made and entered into as of May 31, 1999, by and between FAMOUS FIXINS, INC., 250 West 57th Street, Suite 2501, New York, New York 10107 ("Company") and TURN 2, INC. ("Turn
2").

                                  WITNESSETH

      WHEREAS, Company desires to obtain the right to use the name, likeness and endorsement of Derek Jeter (hereinafter called "Jeter") in connection with the advertisement, promotion and sale of Company's "Products" (hereinafter defined); and

      WHEREAS, Jeter has granted such rights to Turn 2 together with the right to sublicense such rights.

      NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

      1. Definitions. As used herein, the following terms shall be defined as set forth below:

      (a) "Contract Period" shall mean that period of time commencing as of May 31, 1999 and concluding May 31, 2000.

      (b) "Contract Territory" shall mean the United States of America and Company's e-commerce site.

      (c) "Contract Year Quarter" shall mean each 3 consecutive month period occurring during any Contract Year ("Contract Year" meaning any twelve month period herein commencing as of June 1) (so that, by way of example, the first Contract Year Quarter of the first Contract Year commences as of June 1, 1999, the second commences on September 1, 1999, etc.).

      (d) "Endorsed Products" shall mean all Products of Company which have the Jeter Identification (defined below) highlighted as a part thereof (in the Products' name or otherwise) or which are shipped in containers or packages bearing the Jeter Identification.

      (e) "Jeter Identification" shall mean any words or symbols or photographic or graphic representations or combinations thereof which identify Jeter such as, for example, the name and likeness of Jeter.

      (f) "Premium Program" shall mean any traffic builder, third party tie-in program or other program involving the use of a premium and shall include any program primarily designed to attract the consumer to purchase a product or service other than Endorsed Products themselves.

      (g)   "Products" shall mean cold breakfast cereals.

      2. Grant of Endorsement Rights. (a) Turn 2 grants to Company the exclusive right and license to use Jeter Identification within the Contract Territory during the Contract Period in connection with the advertisement and promotion by Company of Products in television, radio, print and point of purchase. Turn 2 also grants to Company, subject to all of the terms and conditions herein, the non-exclusive right to use the Jeter Identification in connection with certain merchandise that may be featured on the back panel of the Endorsed Products packaging, said merchandise to be subject to Turn 2's sole and exclusive discretion and approval. Notwithstanding anything herein to the contrary, it is specifically agreed that the Jeter Identification cannot be used, in whole or in part, in connection with (i) Premium Programs and/or (ii) any multi-media use except for Company's e-commerce site. Turn 2 expressly agrees that the right to use Jeter Identification will not be granted to anyone other than Company for use within the Contract Territory during the Contract Period in connection with the advertisement, promotion and sale of Products. Anything herein to the contrary notwithstanding, Company shall not have the right to distribute photographs of Jeter which are larger than 5" x 7".

      (b) Company agrees that during the Contract Period it will use its best efforts actively and aggressively to (i) promote the sale of all Endorsed Products in the Contract Territory, and (ii) prevent the sale of any Endorsed Products outside the Contract Territory. Failure of Company to comply with the provisions of this Section 2(b) shall entitle Turn 2 to revoke this license immediately (notwithstanding any other provision in this Agreement to the contrary).

      (c) Turn 2 has the right to terminate this Agreement immediately if Company's Endorsed Products are not being distributed nationally to a significant number of stores by September 1, 1999.

      3. Approvals. Company agrees that no use whatsoever of Jeter Identification nor any item used in connection with Jeter Identification (including, without limitation, advertising) will be made hereunder unless and until the same has been approved by Turn 2. Turn 2 agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by Company to have been approved hereunder if the same is not disapproved in writing within fourteen (14) days after receipt thereof.
Turn 2 agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that Company will be advised of the specific grounds therefor. Company agrees to protect, indemnify and save harmless Turn 2 and Jeter, or either of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with, any advertising material furnished by, or on behalf of, Company.

      4. Remuneration. (a) Within thirty (30) days following the conclusion of each Contract Year Quarter, Company shall deliver to Turn 2 an itemized statement setting forth the total shipments of Endorsed Products during said Contract Year Quarter and, at the same time, shall pay to Turn 2 a royalty with respect to such shipments as hereinafter provided. Such royalties shall be based upon the actual invoice price of such shipments, exclusive only of shipping charges and sales taxes, and shall be at the rate of 11.5% of the total of said invoice prices with a minimum invoice price of $2.50 per box.

      (b) In addition to the royalty payments set forth above, Company agrees to grant Turn 2 an option to purchase an aggregate of 50,000 shares of Company's publicly traded and registered stock (the "Shares") at an exercise price of $0.15 per share (the "Option"), which Option shall vest and become unrestricted when the SEC declares Company's registration statement effective (anticipated to be no later than November 30, 1999) and shall be exercisable until June 30, 2004. As further inducement to Turn 2 to enter into this Agreement, Company and Turn 2 will enter into that certain Option Agreement dated as of the date of this Agreement, which shall govern all aspects of the Option.

      (c) Further, Turn 2 will be entitled to fifty percent (50%) of all gross profits (i.e., gross revenues less only Company's actual out-of-pocket costs of obtaining the raw merchandise) generated from merchandise related to the Endorsed Products and/or the Jeter Identification, said merchandise to be advertised exclusively on the back panel of each box of Endorsed Products. Except for the advertising of merchandise related to the Endorsed Products and/or the Jeter Identification, no other use of the back panel of each box of Endorsed Products is permitted without Turn 2's prior written consent. It is agreed that all such merchandise must be mutually approved in all respects by the parties hereto, including, without limitation, the style, design and cost thereof.

      (d) In addition to and separate from any other remuneration hereunder, if Company uses any performance or service of Jeter hereunder in any way that is subject to the jurisdiction of any applicable artists' union, guild or other organization (including, without limitation, SAG and AFTRA), either during or after the Contract Period, Company shall pay directly to such organization all minimum payments or fees (for benefit plans or otherwise) required to be made with respect to Jeter's performance or services.

      (e) If, at any time during the Contract Period, Company shall enter into any agreement (the terms of what are significantly the same as the terms hereof) in connection with the production and sale of Company's products using the name, likeness, photographic representation or signature of any other Major League Baseball player (active or retired)(except Sammy Sosa or Mark McGwire), which agreement provides for the payment to such individual of remuneration in excess of that set forth herein, then Company agrees it will immediately so notify Turn 2 and, at the same time, shall, retroactive to the effective date of such other agreement, increase the rate of remuneration paid to Turn 2 hereunder up to the highest then current rate paid by Company to any such Major League Baseball player (active or retired)(except Sammy Sosa or Mark McGwire).

      5. Notices and Submissions. Turn 2 hereby designates International Merchandising Corporation, IMG Center, Suite 100, 1360 East 9th Street, Cleveland, Ohio 44114, Attn.: Casey Close, as Turn 2's authorized agent for all purposes hereunder. All notices, submissions and/or requests for approval to be made, obtained or delivered by Company to Turn 2 pursuant to this Agreement shall be delivered to said address free of all charges such as, for example, shipping charges and customs charges. In the event that any such charges are paid by Turn 2 or by Turn 2's authorized agent, Company agrees to make prompt reimbursement.

      6. Payments; Books and Records. (a) Turn 2 may elect to have payments made by check, wire transfer or bank transfer. Unless such election has been made in writing, all payments shall be made by check drawn to the order of "Turn 2, Inc." and delivered to IMG, Suite 100, 1360 East 9th
Street, Cleveland, Ohio 44114, Attn.: Casey Close. Payments shall be made together with such Value Added Tax or equivalent as may be chargeable thereon. Past due payments hereunder shall bear interest at the rate of (i) one and one-half percent (1-1/2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

      (b) Company agrees that it will keep accurate and complete records and books of account showing all Endorsed Products shipped by it and the price thereof. Turn 2, or its representatives, shall, upon two weeks' written notice, have the right at all reasonable times (prior to the expiration of two (2) years after the termination of the Contract Period) to inspect and make copies of the books and records of Company insofar as they shall relate to the computation of royalties to be paid to Turn 2 hereunder and the shipment of Endorsed Products pursuant to this Agreement. In the event that any such inspections show an underreporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then Company shall pay the cost of such examination.

      7. Labels/Packaging. (a) It is understood that each of the Endorsed Products shipped by Company or its container or the packaging therefor shall have affixed thereto a label or other permanent identification which includes Jeter Identification.

      (b) It is hereby agreed that the back panel of the Endorsed Products' packaging will feature ad copy or offers as determined by Turn 2 and its agent, subject to Company's right to reasonably reject such materials only if such materials are clearly offensive to a majority of the populace. Any and all revenues generated by such ad copy or offers shall be disbursed in accordance with Section 4(c) above. Further, the side panel of the Endorsed Products packaging shall feature a charity or other entity of Jeter's sole choice. All packaging costs shall be Company's sole responsibility.

      8. Trademarks. Should Company, at any time or times during the Contract Period, desire to register a trademark or trademarks which include Jeter Identification, or which relate in any manner to Jeter, and/or to register Company as a user thereof, Turn 2 shall execute any and all documents which the parties reasonably believe to be necessary or desirable for registration or protection of such trademark or trademarks in the name of Jeter. All costs related to any such trademarks shall be borne by Company, and ownership of any such trademarks shall rest solely in the name of Turn 2 or its designee. Upon registration of any such trademark, Turn 2 shall grant to Company a license for the use of such registered trademark on or in connection with the advertisement, promotion and sale of Endorsed Products, which license shall be coextensive and coterminous with the rights granted thereunder with respect to Jeter Identification and shall require no increase in the payments set forth but shall contain such additional provisions as Turn 2 reasonably believes are necessary for the protection of such trademark registered in the name of Jeter or Turn 2. Company agrees that it will not file, during the Contract Period or thereafter, any application for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark or trade name within the Contract Territory or in any other country of the world which consists of Jeter Identification or any mark, design or logo intended to make reference to Jeter or to identify products endorsed by Jeter. In the event that, prior to the Contract Period, Company has filed one or more applications for registration of any such trademark, or otherwise has obtained any rights to such trademark, Company agrees to cause such applications and/or trademarks to be assigned and transferred to Turn 2 forthwith.

      9. Products for the Use of Turn 2. During the Contract Period, Company shall supply Turn 2 and/or its agent with such amounts of Endorsed Products as Turn 2 and/or its agent may reasonably request. Company agrees to pay all charges in connection with the delivery of Endorsed Products to Turn 2 and/or Turn 2's agent, including shipping charges, air freight charges and customs charges. Company agrees to reimburse Turn 2's authorized agent for all such expenses incurred by it in connection with the transfer of Endorsed Products to Turn 2 and/or Turn 2's agent.

      10. Services of Jeter. If Company desires to utilize the services of Jeter as a model in connection with photographs or drawings for advertising or for personal appearances, Turn 2 agrees, at the reasonable request of Company and upon adequate notice, to provide the services of Jeter at a time and place reasonably convenient to the schedule of Jeter. Company agrees that it will reimburse Turn 2 for reasonable travel (including first class air fare), lodging, ground transportation and meal expenses incurred by Jeter and one traveling companion designated by Jeter. Company further agrees it will reimburse Turn 2's authorized agent for reasonable travel (including air fare), lodging and meal expenses incurred in providing one representative to accompany Jeter. Company understands that if services are requested hereunder, such services may be coordinated with similar services for others entitled to the use of Jeter Identification in other connections. Company further understands that such services may be required not more than once during the Contract Period for up to one (1) hour, In the event that Company elects to use the services of Jeter in connection with television advertising, Company shall make all required union scale and union pension and welfare payments. Company further understands that failure to utilize services of Jeter pursuant to this section shall not result in any reduction in payments to Turn 2 hereunder, nor may the obligation to provide services be carried past the Contract Period. The obligations of Turn 2 to provide the services of Jeter hereunder are subject to the condition that payments to Turn 2 are current and up to date.

      11. Force Majeure. If, at any time during this Agreement, Turn 2 or Jeter is prevented from or hampered or interrupted or interfered with in any manner whatever in fully performing its/his duties hereunder, by reason of any present or future statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not valid), act of God, earthquake, fire, flood, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention of military forces, act of public enemy, embargo, delay of a common carrier, inability without default on Company's part to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of its business; or by reason of any cause beyond his reasonable control; or by reason of any other cause of any similar nature (all of the foregoing being herein referred to as an "event of force majeure"), then Turn 2's/Jeter's obligations hereunder shall be suspended as often as any such event of force majeure occurs and during such periods of time as such events of force majeure exist and such non-performance shall not be deemed to be a breach of this Agreement.

      12. Default. (a) If either party at any time during the Contract Period shall (i) fail to make any payment of any sum of money herein specified to be made, or (ii) fail to observe or perform any of the covenants, agreements or obligations hereunder (other than the payment of money), the non-defaulting party may terminate this Agreement as follows: as to subparagraph (i) if such payment is not made within ten (10) days after the defaulting party shall have received written notice of such failure to make payment, or as to subparagraph (ii) if such default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default. In order to be a sufficient notice hereunder, any such written notice shall specify in detail each item of default and shall specify the provision of this Agreement which applies to each item of default, and shall specify in detail the action the defaulting party must take in order to cure each such item of default. The termination rights set forth in this section shall not constitute the exclusive remedy of the nondefaulting party hereunder, however, and if default is made by either party hereunder, the other may resort to such other remedies as said party would have been entitled to if this section had been omitted from this Agreement. Termination under the provisions of this section shall be without prejudice to any rights or claims which the terminating party may otherwise have against the defaulting party.

      (b) Notwithstanding anything herein to the contrary, the cure periods set forth in subparagraphs (a)(i) and (a)(ii) above only apply to Company's first default under this Agreement. Accordingly, Turn 2 may, after Company's first default has occurred under either subparagraph (a)(i) or subparagraph
(a)(ii) above and has been cured, thereafter immediately terminate this Agreement upon any further defaults by Company hereunder without providing Company an opportunity to cure any additional defaults.

      13. Termination. From and after the termination of the Contract Period all of the rights of Company to the use of Jeter Identification shall cease absolutely and Company shall not thereafter use or refer to Jeter Identification in advertising or promotion in any manner whatsoever, it being understood by Company that Jeter Identification may be used at any time by others in connection with the advertisement and promotion of Products the shipment of which is completed after the termination of the Contract Period. It is further agreed that following termination of the Contract Period, Company shall not advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of Jeter Identification.

      14. Inventory of Endorsed Products on Termination/Expiration. Any Endorsed Products that may have been manufactured by or for Company prior to the termination or expiration of the Contract Period may be sold by Company during the ninety (90) day period next following the date of termination or expiration; provided, however, that Company shall have no such rights unless
(a) Company is not in default of any of its obligations hereunder on the date of termination or expiration, (b) within fifteen (15) days after the date of termination or expiration, Company shall furnish to Turn 2 a written statement of the number and description of Endorsed Products actually in stock on the date of termination or expiration, (c) the quantity of Endorsed Products in stock on the date of termination or expiration is not in excess of a reasonable inventory based upon Company's selling requirements of Endorsed Products during the Contract Period, (d) Company shall continue to pay to Turn 2 with respect to such sales a royalty at the rates specified herein, and (e) royalties payable pursuant to this section shall be paid within thirty (30) days following the end of each calendar month with respect to shipments made during such month.

15. Major League Baseball Trademarks. Nothing contained herein shall be construed to convey to Company any rights to use the trademarks, logos or uniform of the New York Yankees, Major League Baseball or any other professional or amateur baseball association (including any member clubs or teams of such association) in conjunction with the rights granted hereunder. All rights to the use of such trademarks, logos or team identification must be acquired from the New York Yankees, Major League Baseball, or any other appropriate rights holder.

      16. Indemnity. Company agrees to protect, indemnify and save harmless Turn 2, Turn 2's agent and Jeter, or any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys' fees, arising out of, or in any way connected with, this Agreement, Company's default hereunder, the negligence, actions, errors or omissions of Company or any claim or action for personal injury, death or otherwise involving alleged defects in Company's Products, provided that Company shall be given notice of any such action or claim. Company agrees to provide and maintain, at its own expense, general liability insurance and product liability insurance with limits no less than $3,000,000 and within thirty (30) days from the date hereof, Company will submit to Turn 2 a fully paid policy or certificate of insurance naming Turn 2, Turn 2's agent and Jeter as additional insured parties, requiring that the insurer shall not terminate or materially modify such without written notice to Turn 2 at least twenty (20) days in advance thereof.

      17. Waiver. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

      18.   Bankruptcy. If Company shall become bankrupt or insolvent, or if
Company's business shall   be placed in the hands of a Receiver, Assignee or
Trustee, whether by voluntary act of Company   or otherwise, the Contract
Period shall, at the option of Turn 2, immediately terminate.

      19. Assignment. This Agreement shall bind and inure to the benefit of Turn 2 and the successors and assigns of Turn 2. Nothing herein shall prevent Turn 2 from assigning the monetary benefits of this Agreement as it may so desire. Further, inasmuch as it is recognized that Turn 2 is the representative of Jeter, Turn 2 may at any time assign this Agreement to Jeter and, in such event, Turn 2 shall have no further obligation or liability in connection herewith and Turn 2's position vis-a-vis Company in connection herewith shall be in all respects the same as if Turn 2 had signed this Agreement as agent rather than as principal from the beginning. The rights granted Company hereunder shall be used only by it and shall not, without the prior written consent of Turn 2, be transferred or assigned to any other. In the event of the merger or consolidation of Company with any other entity, Turn 2 shall have the right to terminate the Contract Period by so notifying Company in writing on or before sixty (60) days after Turn 2 has received notice of such merger or consolidation.

      20. Arbitration. In the event a dispute arises under this agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a single arbitrator (who shall be a lawyer) in accordance with the Commercial Arbitration Rules of the American

Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in New York, New York. Each party is entitled to depose one (1) fact witness and any expert witness designated by the other party, and to conduct such other discovery as the arbitrator deems appropriate. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court.

      21. Significance of Headings. Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

      22. Entire Agreement. This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

      23. Governing Law. This Agreement shall be governed and construed according to the law of New York.

      24. Reservation of Rights. All rights not herein specifically granted to Company shall remain the property of Turn 2 to be used in any manner Turn 2 deems appropriate. Company understands that Turn 2 has reserved to itself the right to authorize others to use Turn 2 Identification within the Contract Territory and during the Contract Period in connection with all tangible and intangible items and services other than Products themselves.

      25. No Joint Venture. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Turn 2 and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.

      26. Authorization. The execution, delivery and performance of this Agreement by Company and by Turn 2 has been duly authorized and approved by the Board of Directors of Company and by the Board of Directors of Turn 2 and constitutes a valid and binding obligation of Company and of Turn 2 enforceable in accordance with its terms.

      27. Execution and Delivery . This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of Turn 2 and Company, or either of them, unless and until it has been personally signed by a representative of Turn 2 and by a representative of Company and delivery has been made of a fully signed original. Acceptance of the offer made herein is expressly limited to the terms of the offer.

      28. Liability. In no event (including, but not limited to, Jeter's or Turn 2's default hereunder) shall Jeter or Turn 2 be liable to Company (or any entity claiming through Company) for any amount in excess of the amounts of royalties actually received by Turn 2 hereunder, excluding the reimbursement of expenses. Under no circumstances will Jeter or Turn 2, on the one hand, or Company, on the other hand, be liable to the other or any other entity for any special, consequential, indirect, exemplary and/or punitive damages, or for loss of good will or business profits.

      IN WITNESS WHEREOF, the par-ties hereto have caused this Agreement to be executed as of the date first above written.

FAMOUS FIXINS, INC.                  TURN 2, INC.


By:  /s/ Jason Bauer                 By:  /s/ Derek Jeter
   ---------------------                ------------------------
     Jason Bauer                          Derek Jeter
     President                            President